Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: GolfRounds.com, Inc.
Phone:    770-951-0984
GolfRounds.com, Inc. Announces Special Cash Dividend
     Marietta, Georgia, September 20, 2010 — GolfRounds.com, Inc. (OTCBB:TEEE), announced that its Board of Directors has declared a special cash dividend of $0.50 per share of Common Stock issued and outstanding to be paid on October 21, 2010 to shareholders of record as of September 30, 2010 using cash from its general funds. The aggregate dividend to be paid is approximately $1.8 million, which will leave the company with approximately $180,000 cash on hand.
     The company expects that for tax purposes this dividend will be treated as a return of capital to shareholders. Distributions that qualify as a return of capital are not “dividends” for tax purposes. A return of capital is a return of some or all of your investment in the stock of the company. A return of capital reduces the basis of your stock. A distribution generally qualifies as a return of capital if the company making the distribution does not have any accumulated or current year earnings and profits. Our company has no such earnings or profits. Once the basis of your stock has been reduced to zero, any further non-dividend distribution is capital gain. The tax characteristics of the divided will be reported to each shareholder on Form 1099 after the end of the 2010 calendar year.
     The company does not have an operating business. The company believes its principal assets are its status as a publicly traded, Exchange Act reporting company and its net operating tax losses which can be potentially carried forward. The company is seeking a business combination partner that desires a public vehicle with no liabilities. The Board believes that the company’s current cash does not materially enhance its attractiveness as a business combination candidate. The Board believes that shareholders are best served by distribution of the substantial majority of the company’s cash to them. Accordingly, the Company has determined to make the special dividend to shareholders while continuing to seek business combinations and/or other strategic alternatives for the Company.
     Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, which are described in the Company’s SEC reports.
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